Exhibit 10.3
[Kaydon Letterhead]

James O’Leary

Re:           Employment Agreement

Dear Mr. O’Leary:

You are a party to an Employment Agreement dated March 23, 2007 and amended on February 14, 2008 with Kaydon Corporation (“Kaydon”), which provides for certain payments upon your termination including following a Change in Control, as defined therein.  You are also a participant under the Kaydon Executive Management Bonus Program, as amended (the “Bonus Program”).

Pursuant to Sections 4 and 5(b) of the Employment Agreement, upon certain events of termination, including certain termination events following a Change in Control, you are entitled to, among other things, payment of a pro rated bonus for the fiscal year in which termination occurs.  Further, pursuant to the Bonus Program, if a Change in Control, as defined by the Bonus Program, occurs you will be entitled under Section 8(b) of the Bonus Program to payment of a pro rated bonus for the fiscal year in which the Change in Control occurs, whether or not your employment terminates.

By execution of this letter you confirm and acknowledge that the operation of your Employment Agreement and the Bonus Program is not intended to result in a double payment of bonus amounts to you upon termination or for the fiscal year in which a Change in Control occurs, if you are terminated following such Change in Control during the same fiscal year.  Therefore, by execution of this Letter Agreement you hereby confirm and acknowledge that any bonus amounts paid pursuant to Section 5(b) of the Employment Agreement shall be calculated taking into account, and net of, any pro rated bonus amount previously paid to you pursuant to the Bonus Program, including under Section 8(b) of the Bonus Program, to the extent such amount is attributable to the same fiscal year in which you are terminated.  Further, to the extent your Employment Agreement specifies treatment of payments under the Bonus Plan upon any of the termination events described in Section 8(a) of the Bonus Plan, the provisions of Section 8(a) of the Bonus Plan shall not apply to you and the Employment Agreement will control.

To the extent necessary to give effect to the terms set forth herein, this Letter Agreement shall be considered an amendment of your Employment Agreement.

Very truly yours,

KAYDON CORPORATION

By:
Name:
Title:

Acknowledged and accepted   ________, 20__

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Name: